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Exhibit 3.3

ARTICLES OF INCORPORATION

OF

CUBE ACQUISITION CORP.

        Pursuant to Article 3.2 of the Texas Business Corporation Act, the undersigned natural person of the age of eighteen years of more, acting as the incorporator of CUBE ACQUISITION CORP. (the "Corporation") under the Texas Business Corporation Act, as amended (the "Act"), does hereby adopt the following Articles of Incorporation for such Corporation.

ARTICLE ONE

        The name of the Corporation is CUBE ACQUISITION CORP.

ARTICLE TWO

        The period of its duration is perpetual.

ARTICLE THREE

        The purpose for which the Corporation is organized is to transact any or all lawful business for which corporations may be incorporated under the Act.

ARTICLE FOUR

        The aggregate number of shares which the Corporation shall have authority to issue is one thousand (1,000) of the par value of one cent ($0.01) each.

ARTICLE FIVE

        The corporation will not commence business until it has received for the issuance of its shares consideration of the value of One Thousand Dollars ($1,000) consisting of money, labor done or property actually received, which sum is not less than One Thousand Dollars ($1,000).

ARTICLE SIX

        The street address of its initial registered office is c/o CT Corporation System, 350 North St. Paul Street, Suite 2900, Dallas, Texas, 75201, and the name of its initial registered agent at such address is CT Corporation System.

ARTICLE SEVEN

        The number of directors of the Corporation may be fixed by the By-Laws. The number of directors constituting the initial board of directors is two (2), and the name and address of each person who is to serve as a director until the first annual meeting of the shareholders or until a successor is elected and qualified are:

NAME	ADDRESS
Steven A. Flyer	c/o Trimaran Fund Management, L.L.C. 425 Lexington Avenue Third Floor New York, New York 10017 Facsimile: (212) 885-4350
David E. King	c/o Bear Stearns Merchant Fund Corp. 383 Madison Avenue Fortieth Floor New York, New York 10179 Facsimile: (212) 272-7425

ARTICLE EIGHT

        The name and address of the incorporator is as follows:

Name	Address
John Papachristos	c/o Cahill Gordon & Reindel LLP 80 Pine Street New York, New York 10005

ARTICLE NINE

        9.1   The corporation shall indemnify any person who was, is, or is threatened to be made a named defendant or respondent in a proceeding (which term shall mean any threatened or pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, arbitrative, or investigative, any appeal in such an action, suit, or proceeding, and any inquiry or investigation that could lead to such an action, suit, or proceeding) because the person is or was a director of the corporation, or who, while a director of the corporation, is or was serving at the request of the corporation as a director, officer, employee or agent of another foreign or domestic corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise (such person being referred to in this Article Nine as an indemnified person) as follows:

        (a)   An indemnified person shall be indemnified against judgments, penalties (including excise and similar taxes), fines, settlements and reasonable expenses (including, without limitation, court costs and attorneys fees) actually incurred by the indemnified person in connection with the proceeding; but if an indemnified person (i) is found liable to the corporation or (ii) is found liable on the basis that personal benefit was improperly received by him, whether or not the benefit resulted from an action taken in his official capacity (as such term is defined in Art. 2.02-1.A of the Act), the indemnification (x) shall be limited to reasonable expenses actually incurred by the director in connection with the proceeding and (y) shall not be made in respect of any proceeding in which the indemnified person shall have been found liable for willful or intentional misconduct in the performance of his duty to the corporation.

        (b)   An indemnified person shall be indemnified against obligations resulting from the proceedings referred to in paragraph (a) above only if it is determined in accordance with paragraph (c) below that he conducted himself in good faith and reasonably believed, in the case of conduct in his official capacity, that his conduct was in the corporation's best interest, and in all other cases that his conduct was at least not opposed to the corporation's best interests. In the case of any criminal proceeding, an additional determination must be made that such indemnified person had no reasonable cause to believe his conduct was unlawful.

        (c)   A determination of indemnification under paragraph (b) above must be made:

          (i)    by a majority vote of a quorum consisting of directors who at the time of the vote are not named defendants or respondents in the proceeding;

          (ii)   if such a quorum cannot be obtained, by a majority vote of a committee of the Board of Directors, designated to act in the matter by a majority vote of all directors, consisting solely of two or more directors who at the time of the vote are not named defendants or respondents in the proceeding;

          (iii)  by special legal counsel selected by the Board of Directors or a committee of the Board of Directors by vote as set forth in (i) or (ii) above, or, if such quorum cannot be obtained and such a committee cannot be established, by a majority vote of all directors, or

          (iv)  by the shareholders in a vote that excludes the shares held by directors who are named defendants or respondents in the proceeding.

        (d)   Authorization of indemnification and determination as to reasonableness of expenses must be made in the same manner as is the determination that indemnification is permissible, as set forth in paragraph (c) above, except that if the determination that indemnification is permissible is made by special legal counsel, authorization of indemnification and determination as to the reasonableness of expenses must be made in the manner specified in clause (iii) of paragraph (c) above for the selection of special counsel.

        (e)   The indemnification permitted under this section 9.1 shall be mandatory and this paragraph (e) shall be deemed, in accordance with Article 2.02-1.G. of the Act, to constitute authorization of indemnification in the manner required by this section 9.1 and by Article 2.02-1.G. of the Act.

        9.2   The corporation shall indemnify an indemnified person against reasonable expenses (including, without limitation, court costs and attorneys fees) incurred by him in connection with a proceeding in which he is named defendant or respondent because he is or was an indemnified person if he has been wholly successful, on the merits or otherwise, in the defense of the proceeding.

        9.3   The corporation may pay or reimburse in advance of the final disposition of a proceeding any reasonable expenses (including, without limitation, court costs and attorneys fees) incurred by an indemnified person who was, is, or is threatened to be made a named defendant or respondent in a proceeding, and without the necessity of making any of the determinations specified in section 9.1(c) and 9.1(d) hereof, after the corporation receives a written affirmation by the indemnified person of his good faith belief that he has met the standard of conduct necessary for indemnification as set forth herein and a written undertaking by or on behalf of the indemnified person containing the unlimited general obligation of the indemnified person to repay the amount paid or reimbursed if it is ultimately determined that he has not met those requirements. Notwithstanding any other provision of this Article Nine, the corporation may pay or reimburse expenses incurred by an indemnified person in connection with his appearance as a witness or other participation in a proceeding at a time when he is not a named defendant or respondent in the proceeding.

        9.4   The corporation may purchase and maintain insurance or another arrangement on behalf of any person who is or was a director or an officer, employee, agent of the corporation or who is or was serving at the request of the corporation as a director, officer, employee, agent or similar functionary of another foreign or domestic corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan, or other enterprise, against any liability asserted against him and incurred by him in such a capacity or arising out of his status as such a person, whether or not the corporation would have the power to indemnify such person against that liability under these Bylaws or the Act.

        9.5   An officer of the corporation shall be indemnified to the same extent as a director, and is entitled to seek indemnification under this Article Nine to the same extent as a director. The corporation may indemnify and advance expenses to an employee or agent of the corporation, and persons who are not or were not officers, employees, or agents of the corporation but who are or were serving at the request of the corporation as a director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another foreign or domestic corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan, or other enterprise, to the same extent that it may indemnify and advance expenses to directors under this Article Nine or to such further extent as may be permitted or required by law.

        9.6   The protection and indemnification provided hereunder shall not be deemed exclusive of any other rights to which such person may be entitled under any agreement, insurance policy, vote of shareholders, law, or otherwise.

        9.7   Any indemnification of or advance of expenses to a person in accordance with this Article Nine shall be reported in writing to the shareholders with or before the notice or waiver of notice of the next shareholders' meeting or with or before the next submission to shareholders of a consent to action without a meeting pursuant to Article 9.10.A, of the Act, as amended, and, in any case, within the 12-month period immediately following the date of the indemnification or advance.

ARTICLE TEN

        No director of the Corporation shall be personally liable to the Corporation or its shareholders for monetary damages for an act or omission in the director's capacity as a director, provided, however, that the foregoing provision shall not eliminate or limit the liability of a director to the extent a director is found liable for (a) a breach of the director's duty of loyalty to the Corporation or its shareholders, (b) an act or omission not in good faith that constitutes a breach of duty of the director to the Corporation or an act or omission that involves intentional misconduct or a knowing violation of the law, (c) a transaction from which the director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director's office, or (d) an act or omission for which the liability of the director is expressly provided by an applicable statute.

        f the Texas Miscellaneous Corporation Laws Act or other applicable provision of Texas law hereafter is amended to authorize further elimination or limitation of the liability of directors, then the liability of a director of the Corporation, in addition to the limitation on the personal liability provided herein, shall be limited to the fullest extent permitted by the Texas Miscellaneous Corporation Laws Act or other applicable provision of Texas law as amended. Any repeal or modification of this Article Ten by the shareholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of such repeal or modification.

        IN WITNESS WHEREOF, the undersigned has hereunto set her hand this 8th day of May, 2003.

/s/ JOHN PAPACHRISTOS John Papachristos

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  Exhibit 3.3
ARTICLES OF INCORPORATION OF CUBE ACQUISITION CORP.
ARTICLE ONE
ARTICLE TWO
ARTICLE THREE
ARTICLE FOUR
ARTICLE FIVE
ARTICLE SIX
ARTICLE SEVEN
ARTICLE EIGHT
ARTICLE NINE
ARTICLE TEN